Exhibit 11

COMPUTATIONS OF PER SHARE EARNINGS

Earnings per share are based on net income divided by the average number of shares outstanding including incremental shares from assumed conversions during the period. The number of shares used for purposes of calculating earnings per share and all per share data have been adjusted for both periods presented to reflect a two-for-one stock split effected January 15, 1998.


                                Three months ended          Six months ended
                                    March 31                    March 31
--------------------------------------------------------------------------------
(Dollars and shares in
thousands)                        1998         1997          1998        1997
--------------------------------------------------------------------------------

Weighted average shares
  outstanding                   252,860      252,278      252,682      251,612
Incremental shares from
  assumed conversions               198          736          499          696
                              ==================================================
Adjusted weighted
  average shares outstanding    253,058      253,014      253,181      252,308
                                ================================================
 Net income                    $126,669     $101,411     $257,184     $197,640

Earnings per share:
   Basic                          $0.50        $0.40        $1.02       $0.79
   Diluted                        $0.50        $0.40        $1.02       $0.78